Exhibit 99.1

For Information: Michael D. Friday	For Immediate Release
Telephone: (216) 910-3503	August 9, 2005

ALERIS NET INCOME RISES

IN 2005 SECOND QUARTER

Summary

•	Net income totaled $18.9 million or $0.60 per diluted share compared with reported net income of $0.3 million or $0.02 per diluted share in the second quarter of 2004. Adjusted earnings per share were $0.96 in the second quarter of 2005 compared with $0.18 on a pro forma basis in the prior-year second quarter.

•	Second quarter net income was negatively impacted by approximately $11.6 million of special items, of which $11.4 million were non-cash related.

•	Second quarter net income was also negatively impacted by approximately $10 million or $0.29 per share due to a declining LME as a result of rolled products being on an average cost methodology as of December 9, 2004.

•	Year to date earnings reported in 2005 were $48.0 million or $1.54 per share compared with $3.0 million or $0.20 per share year-to-date in 2004. Adjusted earnings per share were $2.29 for year-to-date 2005 compared with $0.43 in the prior period on a pro forma basis.

•	Net debt was reduced by $46 million during the second quarter. Strong cash flow from operations drove down net debt by $68 million since December 31, 2004. Net debt to EBITDA excluding special items on last twelve month basis decreased to 1.7x at June 30, 2005 compared with 3.0x at year-end.

•	Merger-related synergies and productivity benefits began to ramp-up in the second quarter of 2005 and reached an annualized run rate of $27 million during the quarter.

•	2005 total year adjusted earnings per share are expected to be in the range of $3.80 to $3.90 per share.

Aleris International, Inc.

	For the Three Months Ended June 30,			For the Six Months Ended June 30,
		2004			2004
($ and lbs. in millions)	2005	Reported	Pro Forma	2005	Reported	Pro Forma
Volume:
Recycling and alloys lbs. processed	838	840	840	1,670	1,670	1,670
Rolled products lbs. shipped	238	—	248	498	—	495

Revenue	$603.6	$292.4	$558.7	$1,248.6	$570.9	$1,082.6

Net income (loss)	$18.9	$0.3	$(19.3)	$48.0	$3.0	$(8.4)

Earnings (loss) per diluted share	$0.60	$0.02	$(0.69)	$1.54	$0.20	$(0.30)

Adjusted earnings per share(1)	$0.96	$0.22	$0.18	$2.29	$0.32	$0.43

EBITDA(1)	$43.7	$14.6	$6.4	$100.2	$32.7	$44.0

EBITDA excluding special items(1)	$55.3	$19.5	$31.1	$123.8	$35.7	$64.1

(1)	In this press release, we refer to various non-GAAP (generally accepted accounting principles) financial measures including (i) EBITDA, (ii) EBITDA excluding special items and (iii) adjusted earnings per share. The methods used to compute these measures are likely to differ from the methods used by other companies. These non-GAAP measures have limitations as analytical tools and should be considered in addition to, not in isolation or as a substitute for, or superior to, Aleris’s measures of financial performance prepared in accordance with GAAP. Investors are encouraged to review the accompanying tables reconciling the non-GAAP financial measures to comparable GAAP amounts. “EBITDA,” as used in this press release, is defined as net income before interest income and expense, taxes, depreciation and amortization and minority interests. “EBITDA excluding special items,” as used in this press release, is defined as EBITDA excluding restructuring and impairment charges, executive severance costs, mark-to-market FAS 133 metal hedge unrealized gains and losses, and the non-cash cost of sales impact of the write-up of inventory and other items through purchase accounting. “Adjusted earnings per share” excludes the per-share impact of these special items. Management uses EBITDA as a performance metric and believes this measure provides additional information commonly used by our stockholders, noteholders and lenders with respect to the performance of our fundamental business activities, as well as our ability to meet our future debt service, capital expenditures and working capital needs. Management believes EBITDA excluding special items and adjusted earnings per share is useful to our stakeholders in understanding our operating results and the ongoing performance of our underlying businesses without the impact of these special items. Additionally, management uses EBITDA because the Company’s revolving credit agreement and indentures for its outstanding senior notes use EBITDA with additional adjustments to measure its compliance with covenants such as fixed charge coverage and debt incurrence.

Beachwood, Ohio – August 9, 2005 – Aleris International, Inc. (NYSE:ARS) today reported financial results for the second quarter of 2005.

Aleris resulted from the December 9, 2004 merger of IMCO Recycling Inc. with Commonwealth Industries, Inc. IMCO was the acquirer for financial accounting purposes. The Company’s “As Reported” financial results for the second quarter of 2005 include the operations of both companies for 2005, but the comparable period in 2004 includes only the results of the former IMCO Recycling Inc. The “Pro Forma” results combine the operations of both companies and are adjusted to exclude the results of Commonwealth’s discontinued Alflex division and inter-company sales and to include the change to the average cost method of accounting for inventory for the rolled products segment (formerly Commonwealth), the incremental depreciation expense related to the write-up of the acquired fixed assets of rolled products to their estimated fair value, as well as incremental interest expense associated with the financing of the merger.

Second-Quarter Operating Results

In the second quarter of 2005, Aleris reported revenues of $603.6 million and net income of $18.9 million or $0.60 per diluted share. These results include $0.36 per share of special items including $9.5 million of mark-to-market FAS 133 metal hedge losses, $1.1 million related primarily to the non-cash cost of sales impact of the write-up of rolled products assets to fair value at date of purchase and $1.0 million of restructuring and asset impairment charges related to the merger. For the second quarter of 2004, the Company reported revenues of $292.4 million and net income of $0.3 million or $0.02 per share, including $4.5 million of executive severance and a $0.4 million mark-to-market FAS 133 metal hedge loss.

Reported revenues of $603.6 million and net income of $18.9 million or $0.60 per share in the second quarter of 2005 compared favorably to pro forma revenues of $558.7 million and a pro forma net loss of $19.3 million or $0.69 per share in the second quarter of 2004. Pro forma results in 2004 included $13.9 million of restructuring costs primarily related to executive severance costs and severance costs associated with the merger, $5.8 million of asset write-offs related primarily to the shut-down of tube enterprises at the rolled products segment and $5.0 million of mark-to-market FAS 133 metal hedge losses. Second quarter 2005 adjusted earnings per share of $0.96 compare to adjusted earnings per share of $0.18 on a pro forma basis in the second quarter of 2004. EBITDA excluding special items totaled $55.3 million in the second quarter of 2005 and was up 78% compared with $31.1 million on a pro forma basis in the comparable 2004 period. 2005 second quarter results were also negatively impacted by approximately $10 million or $0.29 per share at rolled products because, under the average cost inventory methodology, inventory acquired at a higher cost in the first quarter impacted operations unfavorably in the second quarter and combined with losses that were incurred on our hedges as a result of the declining LME. Improved results were driven principally by continued improvements in rolled products conversion margins and scrap spreads as well as synergy realization and productivity benefits.

Steven J. Demetriou, Chairman and Chief Executive Officer of Aleris, said “Results for the quarter came in above our guidance despite the unexpected rolled products inventory valuation impact due to the falling LME. Rolled products pricing and scrap spreads remained strong despite the temporary customer inventory destocking, providing further evidence of our previously stated industry structural change. Additionally, zinc continued to generate strong earnings and aluminum recycling exceeded our expectations for the quarter as turnaround initiatives began to take hold. We were also very pleased with the impact of merger synergies and productivity improvements during the quarter as they continue to ramp up. Finally, our balance sheet initiatives really paid off as significant cash flow generation allowed us to reduce net debt by $46 million during the quarter. We continue to be very excited about the future of Aleris and the outlook for the remainder of 2005 and beyond.”

Year-to-date Operating Results

For the first half of 2005, Aleris reported revenues of $1,248.6 million and net income of $48.0 million or $1.54 per diluted share. These results include $0.75 per share of special items including $13.1 million of mark-to-market FAS 133 metal hedge losses, $6.7 million related primarily to the non-cash cost of sales impact of the write-up of rolled products inventory to fair value at date of purchase and $3.8 million of restructuring and asset impairment charges related to the merger. For the comparable period of 2004, the Company reported revenues of $570.9 million and net income of $3.0 million or $0.20 per share, including $4.5 million of costs related primarily executive severance costs and $1.5 million of mark-to-market FAS 133 metal hedge gains.

Reported revenues of $1,248.6 million and net income of $48.0 million or $1.54 per share in the first half of 2005 compared favorably to pro forma revenues of $1,082.6 million and a pro forma net loss of $8.4 million or a loss of $0.30 per share in the first half of 2004. Pro forma results in 2004 included $14.2 million of restructuring costs primarily related to executive severance costs, severance costs associated with the merger and $5.8 million of asset write-offs related primarily to the shut-down of tube enterprises at the rolled products segment. First half 2005 adjusted earnings per share of $2.29 compare to adjusted earnings per share of $0.43 on a pro forma basis for the first half of 2004. EBITDA excluding special items totaled $123.8 million in the first half of 2005 compared with $64.1 million on a pro forma basis in the comparable 2004 period. Significantly improved results were driven principally by increases in rolled products material margins and the benefits of synergy realization and productivity.

Rolled Products

Rolled product shipments totaled 238 million pounds in the second quarter of 2005 compared to pro forma shipments of 248 million in the same period of 2004, down approximately 4% as some customers in the building and construction and distribution end-use applications adjusted inventory levels during the quarter. As the result of lower demand, the segment took the opportunity to reduce production and initiated maintenance work that had been planned later in the year. Income in the rolled products segment was $38.3 million in the second quarter of 2005, compared with pro forma segment income of $13.2 million in the comparable 2004 period, an improvement of 190% after adjustment for purchase accounting. Improvement was driven by significantly higher rolling margins, favorable scrap spreads and improved productivity.

Material margins in the second quarter of 2005 improved to $0.460 per pound from $0.316 per pound in the year earlier period on a pro forma basis. Sequentially, material margins declined $0.024 per pound during the quarter as higher rolling margins and further improved scrap spreads only partially offset an estimated $0.042 per pound higher metal costs that negatively impacted the P&L now that the segment is on an average cost method of accounting for inventory. This impact was not contemplated at the beginning of the quarter as the Company’s forecast assumed a flat LME. Cash conversion costs declined to $0.216 per pound in the second quarter of 2005 from $0.224 per pound in the prior year on a pro forma basis due to improved productivity. For comparative purposes, all prior-year pro forma amounts have been restated utilizing the average cost method of accounting for inventory compared to previous reporting on a LIFO basis in accordance with the prior practice of the acquiring company as required by acquisition accounting rules.

On a year-to-date basis, rolled products shipments totaled 498 million pounds compared with 495 million pounds in the year earlier period on a pro forma basis. Segment income totaled $87.8 million in 2005 compared with pro forma segment income of $31.4 million in the comparable 2004 year-to-date period. Increased earnings were principally the result of higher rolling margins, improved scrap spreads and increased productivity.

Aluminum Recycling

Second quarter processing volume of 510 million pounds for the aluminum recycling segment was down approximately 2% compared with 518 million pounds in the prior-year period. Segment income declined to $8.8 million in the second quarter of 2005 from $9.3 million in the second quarter of 2004 due primarily to higher natural gas costs and tighter specification alloy scrap spreads than in the prior year.

Aluminum recycling year-to-date 2005 processing volume of 1,018 million pounds compared with 1,036 million pounds in the comparable 2004 period primarily due to lower automotive volumes. Segment income of $13.0 million year-to-date 2005 was lower than June 2004 year-to-date income of $15.9 million, due primarily to lower than anticipated metal recovery performance, higher natural gas costs and tighter specification alloy scrap spreads.

International

Processing volume of 272 million pounds for the international segment was 5% higher in the second quarter of 2005 than in the comparable period of 2004. The increase was due to improved capacity utilization in Brazil and Wales. 2005 second quarter segment income was $3.2 million compared with $5.4 million in the comparable 2004 quarter as lower profitability in Germany caused by lower margins offset the higher volume.

Year-to-date international processing volume of 539 million pounds compares favorably to 514 million pounds processed in the comparable 2004 period due primarily to higher volumes in Europe and Brazil. Segment income on a year-to-date basis was $7.7 million in 2005 compared to $10.4 million in the first half of 2004 due to lower margins as the result of tighter scrap spreads.

Zinc

Second quarter 2005 processing volume of 56 million pounds for the zinc segment was 11% below the level of the year-ago period, due primarily to slowing demand from the steel galvanizing industry related to the auto production slowdown. However, segment income increased to $4.8 million in the second quarter of 2005 from $2.9 million in the prior-year period, due principally to higher average selling prices of zinc and resulting better margins.

Zinc year-to-date 2005 processing volume of 113 million pounds was 5% lower than the comparable 2004 period, due primarily to reduced demand from steel galvanizers. Year-to-date segment income of $10.1 was 49% higher than year-to-date income in 2004, due principally to higher zinc prices.

Corporate Expense

Corporate expense primarily includes corporate SG&A and interest expense. In addition, corporate expense includes all merger-related restructuring charges and asset impairment charges, and non-cash adjustments associated with mark-to-market FAS 133 accounting for metal hedging activity that were previously shown within the business segments, in order to simplify understanding of ongoing segment operations. Our 2004 results of operations have been recast on a comparable basis. In the second quarter of 2005, special items totaled $10.5 million and included $9.5 million of mark-to-market FAS 133 metal hedge losses and $1.0 million of restructuring and asset impairment charges related to the merger. On a pro forma basis, special items in the second quarter of 2004 totaled $24.7 million and represented $13.9 million of restructuring and executive severance charges, $5.8 million of asset write-offs and mark-to-market FAS 133 metal hedge losses of $5.0 million. Reported corporate SG&A expense and interest expense were significantly higher in the second quarter of 2005 than in the comparable 2004 period due to the merger with Commonwealth.

Corporate SG&A in the second quarter of 2005 declined 6% from the comparable 2004 period on a pro forma basis, as corporate merger synergies more than offset higher incentive compensation accruals. Interest expense on a pro forma basis declined 12% to $9.9 million in 2005, due primarily to lower interest rates and borrowing levels.

On a year-to-date basis, corporate SG&A declined to $28.0 million in 2005 from $29.6 million in the comparable 2004 period on a pro forma basis with corporate merger synergies more than offsetting higher incentive compensation accruals. Interest expense on a pro forma basis for year-to-date 2005 declined to $20.3 million from $22.3 million in the prior year period on a pro forma basis.

Outlook

Mr. Demetriou continued, “Although we are experiencing an inventory correction by a portion of our customer base that has extended into the third quarter, we are quite optimistic regarding the outlook for the remainder of the year as manufacturing is reported to be picking up again and housing activity continues at a record pace. Additionally, automotive incentives have been very effective in reducing the supply of unsold autos and have paved the way for increased production later this year. However, it is difficult for us to predict exactly how these factors will play out incrementally in the second half of 2005, causing us to provide guidance for the total year instead of just the next quarter. We are confident that we will achieve 2005 total year adjusted earnings per share in the range of $3.80 to $3.90 compared with 2004 total year adjusted earnings per share of $0.61, anticipating that the underlying economy remains strong and our productivity initiatives continue to build momentum.”

Conference Call and Webcast Information

Aleris will host a conference call August 10, 2005 at 11 a.m. Eastern time. Steven J. Demetriou, Aleris International’s Chairman and Chief Executive Officer, and Michael D. Friday, the Company’s Executive Vice President and Chief Financial Officer, will host the call to discuss results.

The call can be accessed by dialing 800-638-4930 or 617-614-3944 and referencing passcode #79340797 at least 10 minutes prior to the presentation, which will begin promptly at 11 a.m. Eastern time. In addition, the conference call will be broadcast live over the Internet at www.aleris.com.

A replay of the conference call will be posted to the Company’s Web site at www.aleris.com. A taped replay of the call will also be available by dialing 888-286-8010 or 617-801-6888 and referencing passcode #10117910 beginning at 2 p.m. Eastern time, August 10 until 11:59 p.m. Eastern time, August 17, 2005.

About Aleris

Aleris International, Inc. is a global leader in aluminum recycling and production of specification alloys and is a major North American manufacturer of common aluminum alloy sheet. The Company is also a leading manufacturer of value-added zinc products that include zinc oxide, zinc dust and zinc metal. Headquartered in Beachwood, Ohio, a suburb of Cleveland, the Company operates 28 production facilities in the United States, Brazil, Germany, Mexico and Wales, and has approximately 3,200 employees. For more information about Aleris, please visit the Company’s Web site at http://www.aleris.com.

SAFE HARBOR REGARDING FORWARD-LOOKING STATEMENTS

Forward-looking statements made in this news release are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These include statements that contain words such as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “should” and similar expressions intended to connote future events and circumstances, and include statements regarding future earnings and earnings per share; future improvements in margins, processing volumes and pricing; overall 2005 operating performance; anticipated strengthened automotive volumes; expected cost savings; and anticipated synergies resulting from the merger. Investors are cautioned that all forward-looking statements involve risks and uncertainties, and that actual results could differ materially from those described in the forward-looking statements. These risks and uncertainties would include, without limitation, Aleris’ ability to effectively integrate the business and operations of Commonwealth; downturns in automotive production in the U.S. and Europe, the financial condition of Aleris’ customers and future bankruptcies and defaults by major customers; the availability at favorable cost of aluminum scrap and other metal supplies that the Company processes; the ability of the Company to enter into effective metals, natural gas and other commodity derivatives; future natural gas and other fuel costs of the Company; a weakening in industrial demand resulting from a decline in U.S. or world economic conditions caused by terrorist activities or other unanticipated events; future utilized capacity of the Company’s various facilities; future decreases in recycling outsourcing by primary producers; restrictions on and future levels and timing of capital expenditures; retention of the Company’s major customers; the timing and amounts of collections; the future mix of product sales vs. tolling business; currency exchange fluctuations; future write-downs or impairment charges which may be required because of the occurrence of some of the uncertainties listed above; and other risks listed in the Company’s filings with the Securities and Exchange Commission, including but not limited to the Company’s quarterly reports on Form 10-Q for the periods ended March 31, 2005 and June 30, 2005 and its annual report on Form 10-K for the fiscal year ended December 31, 2004, particularly the sections entitled “Risk Factors” contained therein.

Aleris International, Inc.

Consolidated Statement of Income

(in thousands, except per share data)

(unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2005	2004	2005	2004
REVENUES	$603,607	$292,439	$1,248,588	$570,947
Cost of sales	542,086	269,578	1,114,931	526,877

GROSS PROFIT	61,521	22,861	133,657	44,070

Selling, general and administrative expense	20,227	14,717	42,769	26,648
Interest and other expense (income)	(535)	103	(694)	229
Restructuring charge	1,006	—	3,797	—
Unrealized losses (gains) on derivatives	9,482	445	13,136	(1,493)
Interest expense	9,944	6,861	20,276	13,305

	40,124	22,126	79,284	38,689

Income before provision for income taxes, and minority interests	21,397	735	54,373	5,381

Provision for income taxes	2,352	387	6,180	2,295

Income before minority interests	19,045	348	48,193	3,086

Minority interests, net of provision for income taxes	131	60	191	87

Net income	$18,914	$288	$48,002	$2,999

Net earnings per common share:
Basic	$0.62	$0.02	$1.58	$0.20
Diluted	$0.60	$0.02	$1.54	$0.20

Weighted Average Shares Outstanding:
Basic	30,732	14,814	30,303	14,658
Diluted	31,496	15,313	31,088	15,097

Aleris International, Inc.

Supplementary Information

(in thousands, unaudited)

	For the Three Months Ended June 30,			For the Six Months Ended June 30,
	2005	2004		2005	2004
Depreciation and amortization	$12,801	$7,082		$26,171	$14,197
Capital spending	$13,074	$4,937		$21,946	$12,563

Segment Reporting:
Volume (pounds):
Aluminum recycling	509,783	517,844		1,017,931	1,036,421
International	272,338	259,333		539,156	514,427
Zinc	55,761	62,882		112,861	119,075

	837,882	840,059		1,669,948	1,669,923

Percent tolled:	49%	48	% (1)	50%	48	% (1)

Shipped pounds – Rolled products	238,481	247,874		497,652	494,903

Revenues:
Rolled products	$322,063	$—		$672,309	$—
Aluminum recycling	129,865	143,931		274,440	281,610
International	101,001	92,594		203,619	183,267
Zinc	59,938	55,914		114,919	106,070
Intersegment eliminations	(9,260)	—		(16,699)	—

	$603,607	$292,439		$1,248,588	$570,947

Segment Income:
Rolled products	$38,265	$—		$87,804	$—
Aluminum recycling	8,765	9,267		12,966	15,887
International	3,201	5,431		7,681	10,444
Zinc	4,804	2,884		10,092	6,777

	$55,035	$17,582		$118,543	$33,108

(1)	recast to include former Commonwealth Industries sales as buy/sell due to the acquisition.

Aleris International, Inc.

Condensed Consolidated Balance Sheet

(in thousands)

	June 30, 2005	December 31, 2004(1)
	(unaudited)
ASSETS
Current Assets:
Cash	$45,498	$17,828
Accounts Receivable, Net	256,877	229,018
Inventories	243,662	262,210
Other Current Assets	30,948	37,178

Total Current Assets	576,985	546,234

PP&E, Net	415,364	432,779
Goodwill	63,708	63,940
Restricted Cash	6,173	16,007
Other Assets	20,181	22,189

TOTAL ASSETS	$1,082,411	$1,081,149

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts Payable	$157,984	$178,943
Accrued Liabilities	82,228	88,405
Current Maturities of long-term debt	7,495	61

Total Current Liabilities	247,707	267,409

Deferred Income Taxes Payable	12,786	11,280
Long-Term Debt	364,386	412,338
Other Long-Term Liabilities	106,431	107,452
Stockholders’ Equity	351,101	282,670

TOTAL LIABILITIES AND EQUITY	$1,082,411	$1,081,149

(1)	Certain items have been reclassified to conform to the current period presentation.

Aleris International, Inc.

Reconciliation of Net Income to

Earnings Before Interest, Taxes, Depreciation and

Amortization (EBITDA) and EBITDA Excluding Special Items

(in thousands)

(unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2005	2004	2005	2004
Net Income	$18,914	$288	$48,002	$2,999
Interest expense(net)	9,510	6,752	19,640	13,072
Income taxes	2,352	387	6,180	2,295
Minority interests	131	60	191	87
Depreciation and amortization	12,801	7,082	26,171	14,197

EBITDA	$43,708	$14,569	$100,184	$32,650
Mark-to-market FAS 133 metal hedge loss / (gain)	9,482	445	13,136	(1,493)
Restructuring, merger related and executive separation charges	1,006	4,512	3,797	4,512
Non-cash cost of sales impact of recording acquired assets at fair value	1,137	—	6,695	—

EBITDA, excluding special items	$55,333	$19,526	$123,812	$35,669

Reconciliation of Actual and Pro Forma Net Income to Actual and

Pro Forma Earnings Before Interest, Taxes, Depreciation and

Amortization and Actual and Pro Forma EBITDA Excluding Special Items

(in thousands)

(unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2005 Actual	2004 Pro Forma	2005 Actual	2004 Pro Forma
Net Income (loss)	$18,914	$(19,313)	$48,002	$(8,350)
Interest expense(net)	9,510	11,254	19,640	22,029
Income taxes	2,352	369	6,180	2,338
Minority interests	131	60	191	87
Depreciation and amortization	12,801	14,023	26,171	27,906

EBITDA	43,708	6,393	100,184	44,010

Mark-to-market FAS 133 metal hedge loss / (gain)	9,482	5,009	13,136	47
Restructuring, merger related and executive separation charges	1,006	19,663	3,797	20,057
Non-cash cost of sales impact of recording acquired assets at fair value	1,137	—	6,695	—

EBITDA, excluding special items	$55,333	$31,065	$123,812	$64,114

Aleris International, Inc.

Reconciliation of Earnings per Diluted Share to

Adjusted Earnings per Diluted Share(1)

(unaudited)

	For the Three Months Ended June 30,			For the Six Months Ended June 30,
	2005	2004		2005	2004
		Reported	Pro Forma		Reported	Pro Forma
Earnings per Share as reported	$0.60	$0.02	$(0.69)	$1.54	$0.20	$(0.30)
Purchase accounting adjustments	0.03	—	—	0.20	—	—
Ineffective metal hedging	0.27	0.02	0.15	0.39	(0.06)	—
Restructuring costs	0.03	0.17	0.61	0.11	0.17	0.61
Tax impact	0.03	0.01	0.11	0.05	0.01	0.12

Earnings per Share as adjusted	$0.96	$0.22	$0.18	$2.29	$0.32	$0.43

(1)	This statement reconciles (i)earnings per share as reported,(ii) to earnings per share as adjusted to exclude the impact of purchase accounting adjustments, the impact of mark-to-market FAS 133 metal hedge gains and losses, and the impact of executive severance costs, restructuring costs associated with management actions related to pre merger restructuring initiatives of Commonwealth Industries and the merger of the Company with Commonwealth. The tax impact of the adjustments was determined by computing an adjusted annual tax rate and associated expense excluding the adjustments from pre-tax income. The adjusted expense was compared to the reported or pro forma expense with the difference, on a per share basis, reflected in the statement. The methods used to compute these measures may differ from the methods used by other companies. Earnings per share as adjusted is a non GAAP measure. This non-GAAP measure has limitations as an analytical tool and should be considered in addition to, not in isolation or as a substitute for, or superior to, Aleris’ measures of financial performance prepared in accordance with GAAP. Investors are encouraged to review the contained herein tables reconciling the non-GAAP financial measures to comparable GAAP amounts. Management believes earnings per share as adjusted to exclude special items is useful to our stakeholders in better understanding our operating results from period to period and the ongoing performance of our underlying businesses without the impact of these special items.